EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Ainos, Inc.

(Exact Name of the Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate(2)	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other(2)	750,000.00	$0.20	$150,000.00	0.0000927	$13.91
Total Offering Amounts					$150,000.00		$13.91
Total Fee Offsets							$0.00
Net Fee Due							$13.91

(1)

The number of shares of common stock set forth to be registered is the number of shares authorized to be issued under the Registrant’s 2021 Employee Stock Purchase Plan (the “ESPP”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock of Ainos, Inc.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price are based upon the average of the over-the-counter high and low prices on June 29, 2022.